Exhibit 99.1

Conference Call Transcript

RLI Corp. — Earnings Conference Call — 3rd Quarter 2025

October 21, 2025 // 10:00 am (CDT)

PARTICIPANTS

Corporate Participants

Craig W. Kliethermes — President and Chief Executive Officer

Jennifer L. Klobnak – Chief Operating Officer

Todd W. Bryant —Chief Financial Officer

Aaron P. Diefenthaler —Chief Investment Officer & Treasurer

Other Participants

Name	Affiliation
Michael Phillips	Oppenheimer & Co. Inc.
Mark Hughes	Truist Securities, Inc.
Meyer Shields	Keefe, Bruyette & Woods
Jamie Inglis	Philo Smith & Co.
Andrew Anderson	Jefferies LLC

RLI CORP.

Moderator: Aaron Diefenthaler

October 21, 2025

10:00 a.m. (CDT)

Operator: Good morning, and welcome to the RLI Corp. Third Quarter Earnings Teleconference. [Operator Instructions].

Before we get started, let me remind everyone that through the course of the teleconference, RLI management may make comments that reflect their intentions, beliefs, and expectations for the future. As always, these forward-looking statements are subject to certain factors and uncertainties which could cause actual results to differ materially. Please refer to the risk factors described in the company's various SEC filings, including in the annual report on Form 10-K, as supplemented in Forms 10-Q, all of which should be reviewed carefully. The company has filed a Form 8-K with the Securities and Exchange Commission that contains the press release announcing third quarter results.

During the call RLI management may refer to operating earnings and earnings per share from operations, which are non-GAAP measures of financial results. RLI's operating earnings and earnings per share from operations consist of net earnings after the elimination of after-tax realized gains or losses and after-tax unrealized gains or losses on equity securities. RLI's management believes these measures are useful in gauging core operating performance across reporting periods but may not be comparable to other companies' definitions of operating earnings.

The Form 8-K contains a reconciliation between operating earnings and net earnings. The Form 8-K and press release are available at the company's website at www.rlicorp.com. I will now turn the conference over to RLI's Chief Investment Officer and Treasurer, Mr. Aaron Diefenthaler. Please go ahead.

Aaron Diefenthaler: Thanks you Adam. Good morning and welcome to RLI’s third-quarter earnings call for 2025. Thanks for joining us as we head into the home stretch of the year. We’ve got our usual lineup on deck for today’s call: Craig Kliethermes, President & CEO; Jen Klobnak, Chief Operating Officer; and Todd Bryant, Chief Financial Officer. Here’s the game plan for today’s call - Craig will kick things off with a big-picture perspective, Todd will then run down our financial results, and Jen will follow with commentary on market dynamics and our product portfolio. After our prepared remarks, we’ll open the line for questions and Craig will close with some final thoughts. With that—let’s get started. Craig?

Craig Kliethermes: Thank you Aaron and good morning everyone.   We appreciate all that are participating in the call and look forward to your questions once Todd and Jen have had an opportunity to give you an overview of our results. We are pleased at our 3rd quarter results which include an 85 combined ratio with underwriting profitability across all segments. Book value per share has grown 26% year-to-date inclusive of dividends on an 84 combined ratio and double-digit growth in net investment income, resulting in a 20%+ return on equity. The top-line continues to be relatively flat largely due to changing conditions in the Commercial Property catastrophe market over the last several years, and the significant softening that is now occurring. While this presents a headwind to current growth, we look at it as a reflection of our willingness to grow when the market is in our favor, and dedication to our hallmark discipline in softening markets. We still have good underlying growth within most of our very diversified, niche product portfolio, despite the reset in the property catastrophe market.  A significant amount of that growth is being driven by rate increases in our Casualty businesses.

The industry continues to face a complex environment marked by: increased market volatility, political uncertainty, alternative and inexperienced capital providers entering new spaces, and persistent legal system abuse.  However, disruption creates opportunities for those with a steady hand, and the deep expertise to navigate a rapidly evolving landscape. Vigilance, underwriting discipline, and adaptability are critical to long-term success.   At RLI, we value being a stable market to our customers, and consistency of financial results, over taking outsized-tail risks. We also know we must keep investing in the best information placed at the fingertips of our expert underwriters and claim specialists at the time of decision-making, to continue to outperform. This is ingrained in our unique, ownership culture and it is what we will continue to focus on as we have for the last 60 years. With that I will turn it over to Todd who will provide some detail on our financial results.

Todd Bryant:  Thanks, Craig.  Good morning, everyone.  Yesterday, we reported third-quarter operating earnings of $0.83 per share, supported by solid underwriting performance and a 12% increase in investment income.  As a reminder, per share data reflects the two-for-one stock split that was due to shareholders at the end of 2024 and distributed in January.

Underwriting income benefited from continued growth in earned premium and positive results on the current accident year were complimented by favorable development on prior year’s reserves across all three segments.  Our total combined ratio was 85.1, down from 89.6 last year. The improvement is largely reflective of the benign hurricane season experienced thus far in 2025. Like last quarter, on an overall basis, our top line was flat compared to the prior year, but our Casualty segment continued to grow nicely from both rate and exposure in areas our underwriters see profitable opportunities.  Property was challenged given increased competition and rate pressure on catastrophe-exposed business, but returns on this business remain strong. On a GAAP basis, third quarter net earnings totaled $1.35 per share versus $1.03 in Q3 2024.  Underwriting and investment income, as well as realized and unrealized returns of the equity portfolio, all outpaced amounts posted for the same period last year.

Turning to segment performance, Property experienced an eleven percent decline in gross premiums, which was influenced by rate and exposure declines in E&S Property. In other parts of the property segment, Marine was flat for the quarter but up 4% for the year and Hawaii homeowners continued to deliver growth, up 33% in the quarter and 35% year-to-date.  Jen will provide additional detail on sub-segment market conditions shortly.  Property’s bottom line benefited from an absence of hurricane losses and $5 million in favorable prior year’s reserve development, primarily on Marine.  On a comparative basis, Q3 2024 included $37 million of storm and catastrophe losses. These losses were partially offset by $8 million in reductions to prior years’ reserves, inclusive of catastrophe-related amounts. Attritional losses were up modestly in the third quarter of 2025, but at a 26% loss ratio, we are very pleased with the segment’s results. All in, Property continued its strong performance posting a 60 combined ratio in the quarter.

In Casualty, gross premiums advanced 8% and we posted a 98 combined ratio for Q3.   The segment benefited from $8 million of favorable prior years’ reserve development and an improved current accident loss ratio compared to last year.  You may recall that current accident year results for the third quarter last year were impacted by reserve additions to wheel’s-based coverages and hurricane losses within our package business.   Prior years’ reserve benefits were realized across a number of products, with notable contributions from general liability and excess liability.

Surety’s gross premium was down 3% over last year, driven by modest declines in commercial and contract. For the year, commercial and transactional surety are up 5% and 3%, respectively, while contract is down 5%. The result for contract was influenced by a slowdown in small-to-mid-market construction activity. The combined ratio for the quarter was 85 and underwriting income benefited from $2.7 million of favorable reserve development. The expense ratio rose, reflecting higher acquisition costs and increased investments in technology and people.

On the asset side of the balance sheet, our investment portfolio performed nicely as stocks and bonds rallied in the quarter, offering a 3% return and a solid contribution to comprehensive earnings.   Operating cashflow of $179 million and select sales of fixed income assets over the last three months facilitated purchase activity with average yields of 4.8%, a 70-basis point advantage to our portfolio’s current book yield. Beyond our traditional invested assets, our investee earnings totaled $1.5 million in the quarter. Incorporating comprehensive earnings of $1.65 per share and adjusting for dividends, book value per share increased 26% from year end 2024.  All in, we are pleased with our third quarter and year-to-date performance, and with that I’ll turn the call over to Jen.

Jen Klobnak:  Thank you, Todd. The Property segment delivered a strong 60 combined ratio while premium declined 11% in the quarter. From a profitability standpoint, all products within the segment are performing well and we continue to find opportunities for growth. Hawaii Homeowners is a great example where premium was up 33% in the quarter, including a +16% rate increase. The market has been disrupted since the Maui wildfire and we have been taking advantage over the last couple of years. We have an approved rate filing effective this month that we expect will add +12% rate to the book over the next year. We’re working on several initiatives for process improvements and automation to help increase retention by making it easier for agents and insureds to renew their policies. The attritional loss ratio has been steady and we appreciate the team’s contribution to results in the quarter.

Marine has made a notable contribution to the bottom-line again this quarter. The topline was flat given choppy economic conditions and increased competition in the market, particularly for cargo exposures where we have intentionally shrunk the book. The division broke their top line growth streak but kept the more important streak going – they’re working on their 8th consecutive year of underwriting profit.

E&S Property continues to provide a significant contribution to our bottom line while premium was down 20% for the quarter. To add some perspective on the scale of this business, we’ve written over $350M in premium through nine months, which alone would represent the third largest production year ever other than the last two years. During the last hard market, we leaned into this space in a sustainable way, meaning we invested in our producer relationships, enhanced our form set for flexibility, and added more claim capabilities to service a larger book of business. Those investments provide a strong foundation to lean into other property market opportunities as they arise.

New capacity has been entering the market ever since Hurricane Milton missed its target last year. They are chasing top-line growth at the expense of portfolio quality. We remain selective. Our renewal rates for wind are down 11% in the quarter but remain around two and half times higher than they were prior to the hard market in 2019. Our renewal retention is down a couple of points and new business is highly competitive, but the hurricane season is not over yet. Our exposure is down almost 10% for the year. We are comfortable that if and when an event occurs, we’ll be able to handle the influx of claims and remain a reliable market to our insureds, just like we’ve done in the past.

Earthquake remains highly competitive as well, with many insureds choosing to retain this risk. Our submission count is down about 5%, accordingly. Rates on renewals are down 9% for the quarter. We’re prioritizing maintaining a well-priced book with sustainable terms and conditions over volume or market share.

We have been investing in underwriting talent, exploring new producer relationships, and building out product offerings to be ready when the market turns. We expect E&S Property’s underwriting profit for 2025 to exceed 2020’s top line premium. This demonstrates the success of leaning into the hard market.

The Surety segment posted an 85 combined ratio with premium down modestly for the quarter. While we’re navigating some economic headwinds, our commitment to sound underwriting and long-term results positions us well for sustained success. In the construction space, spending is down where we provide surety bonds, primarily in the small to mid-market public construction projects. Mixed messages from the government early in the year and budget constraints more recently have tempered bid activity. Although the average size of the projects we’ve been able to bond is reduced from last year, our teams continue to find quality opportunities that align with our underwriting standards. Our Commercial Surety book premium was also challenged by a slowdown in energy renewables projects. The perception that profits are easy to make in the surety business has led to a crowded, highly competitive landscape. There has been some industry loss activity in both contract and commercial surety that may bring more balance to the market, potentially creating opportunities for disciplined players like us. We’re confident in our strategy. Our investments in experienced underwriters who can attract new accounts, and newer underwriters to perpetuate our expertise are helping counteract these headwinds. We’ve made investments in processes and systems in our transactional surety offerings which is freeing up underwriters’ time for marketing and decision-making. These investments will pay off over time, especially when market conditions warrant us leaning more heavily into growth opportunities in this space.

Casualty premium grew 8% on a 98 combined ratio for the quarter. One of the highlights is the performance of our E&S Casualty Brokerage group who is responsible for an improving underlying loss ratio and a large contribution to the reserve release for the quarter. E&S Casualty Brokerage premium grew 12% with a few more opportunities on the Excess side vs. the primary. Submissions were up around 20% for the group. Some markets have pulled back, particularly in the Northeast, which has created some opportunities although not all of the business matches our appetite. The areas of construction we focus on, for example office renovations, are showing some growth this year. We’re also staying in front of our producers on a regular basis which continues to drive new business submissions. We have a strong pipeline of quoted project business around the country that we’re waiting to bind. Decreasing interest rates will help financing move forward on these projects as this group focuses on private construction business.

An area we continue to monitor closely is our auto exposure. Our Transportation division premium was down 1% for the quarter while we achieved +15% rate increases. Competition remains fierce in this space despite the severity trends experienced in the industry. While a couple of our largest renewals have shopped their policies mid-term and canceled for lower-cost alternatives, we remain focused on writing profitable business and leveraging our underwriting discipline to grow where it makes sense. There are still pockets of opportunity, particularly in the public auto industry. We’re hitting on these where our in-house loss control identifies accounts with acceptable safety practices and we can get the rate we need.

Our Transportation staff is collaborating with our package businesses where we offer auto coverage. Our loss control team has expanded services to these other divisions where it makes sense. Auto liability rate increases across the portfolio totaled +16% for the quarter, up from +14% last quarter. Our actuaries and claim staff provide helpful feedback to our underwriting teams to ensure they understand what is driving losses and where loss trends are coming in. We’ve already seen the benefit of this feedback loop among our support teams and between business units.

Personal Umbrella continues to drive our top line growth in the Casualty segment. Premium increased by 24% in the third quarter. This includes a +17% rate increase. New business count has slowed a bit as we implemented higher minimum attachment points in our largest states. We’ve received approval for additional rate increases effective this quarter that will continue adding rate to the book well into 2026. We believe our approved rate increases are outpacing loss trend which provides a strong foundation for our growth strategy.

Overall, while the top line was flat this quarter, premium is up 2% for the year in an environment where many business units are experiencing increased competition and softening terms and conditions. Taking a longer view, we have doubled our premium in the last 5 years while significantly increasing our capabilities. We have invested in systematic ways to gather customer feedback, translating into meaningful business improvements from simplifying on-line applications, to expanding partnerships across business units and introducing new products. We grow new offerings slowly to ensure we have the coverages needed at an adequate rate with processes that will support the producers and insureds who select us. Some examples of new coverages include a moving and storage-focused transportation division, auto physical damage coverage in Marine, and admitted storage tank coverage as part of our Environmental liability offerings. These small products add to the diversity of our portfolio and will provide more opportunities to grow as market conditions change over time. We have also invested heavily in continuously improving the products and services we offer as well as the processes that support them. Sometimes that means simplifying how we work; other times it means embracing automation. Currently, we are focused on identifying and implementing generative artificial intelligence where it adds value. Our creative employee owners have already introduced many tools that are reducing the time it takes to serve our business. We have armed our underwriters and claim staff with better information to support their decisions. And we’re just getting started. Finally, we’ve invested in our community of employee owners, producers, and other business partners by increasing training for our staff and investing in the partnerships we’ve formed so we can be a stable carrier in all phases of the market cycle. These investments may not show up in a single quarter’s results, but we believe they will translate to long-term profitable growth over time. We look forward to continuing to invest in the long term as we strive to achieve our 30th consecutive year of underwriting profit. And now I’ll turn the call over to the moderator to open it up for questions.

Operator: [Operator instructions]. And the first question comes from Michael Phillips from Oppenheimer.

Michael Phillips: You've talked about recently how you've raised your attachment points in the personal umbrella book, I think, recently in California and then maybe more recently in Florida, clearly 2 of your biggest states there. Can you talk, I guess, about what that -- what you've seen that has done to your margin in that personal umbrella book? And then also just kind of a quick follow-up, where are you in that process in Florida?

Jen Klobnak: Yes. So we've been at a higher attachment point in California for over a year now. And we recently, towards the beginning of this year, implemented that in Florida. So moving from traditionally a 250,000 attachment point as an example, up to a 500,000 attachment point required for new business. We added in September 7 additional states where it's just our larger states that we're seeing, again, a little more frequency as those claims start to breach the -- more often the $250,000 level. So moving up to the $500,000 level, we think that will help from a frequency standpoint to some extent. Now some of those changes, as you can tell, are fairly new. So it's pretty early in the book. But in working with our underlying carriers, we are taking advantage already of seeing better talent in the underlying claims staff that are handling those claims as they have more money in the game. And we are seeing that overall, our loss trends are improving on the book from this change as well as the other things that we've implemented over the last 12 to 24 months.

Michael Phillips: Okay, Jen. Sticking with personal umbrella for a second. I think you said a 17% rate increase there this quarter. I hope I heard that right, which seems like a bit of an inflection from the last couple of quarters. Is that just a function of states where you've taken them? Or I think last quarter, you said 9%. So it's a pretty big change there. So kind of what's driving that?

Jen Klobnak: It is. So how that works is we have to file in all 50 states. And so any individual quarter can be influenced by a particular state coming online. For example, our Florida rate change was really effective this quarter, and it was substantial. And so that influenced that tick up in the rate change. Whereas last quarter, we didn't have too much notable going in. So it was just kind of earning in from previous rate filings.

Michael Phillips: Okay. Yes. Perfect. And then lastly, Jen, sticking with your comments. Right before you started talking on the Casualty about the auto exposure, you made a comment about some standard markets are pulling back. I think you said particularly in the Northeast. I wasn't clear what you were talking about there. Can you clarify that?

Jen Klobnak: Sure. There are some admitted markets in the Northeast that are covering more artisan contractors. And that's not really a target for us on the primary side, but on the excess side of our E&S casualty group, we do offer that coverage. And so some of those insurers meet our risk appetite, some don't. So we do see more submissions coming in and are hitting on some, and that's a positive trend in our book.

Operator: Next question comes from Mark Hughes at Truist.

Mark Hughes: In surety -- the expense ratio, I think you talked about technology and some additional personnel expenses. Where should that head from here? Is this a good level for that surety expense ratio? Or will it perhaps taper off in coming quarters?

Todd Bryant: Mark, it's Todd. I think we'll see as we continue to invest from that standpoint. We talked last quarter, Jen mentioned kind of the digital side, the customer relationship management, all of those things. I mean that has continued, and we're continuing to invest there. So I mean you're right, it's up a decent amount. There's a little bit of pressure on commissions, I would say, not a lot, but some. But that overwhelming influence in the quarter and really year-to-date is from those investments in technology and people. The other thing to kind of take a look at, I think if you look on a relative basis to written premiums, you're going to see it look a little higher on a written basis in the quarter than on a year-to-date basis, but some of that is how the reinsurance cedes there. But we're going to continue to invest there.

Mark Hughes: Understood. How would you describe the Property market now? It's obviously been in the state of flux, a lot more capacity coming in as we're getting near the end of the storm season and it looks pretty clear. Is there risk of a kind of another step function in terms of competition or perhaps on the other hand, has it stabilized? How would you characterize it kind of in the near term here?

Jen Klobnak: Yes. This is Jen. I would say during the season, a lot of times, whatever strategy people start with, they kind of stick with. But as the season progresses and we get towards the end where it appears to be quiet, even though there are some -- there's some talk of some interesting waves out there right now, there are people who are continuing to soften the market conditions. And we're seeing everything from admitted markets stepping up in the Midwest, where the issues from the derecho several years ago have faded and so they're coming back into the market a little bit to MGAs and other programs that are affecting the coastal states, where they're decreasing rates and deductibles and expanding terms and conditions to -- in our California market where you've got markets that are just adding in if they're writing a fire policy, they might just write it because that will help them keep the policy. So we've seen that behavior as well.

So there's tough market conditions out there. The key for us is that even in the hardest market, we stayed open for business -- for new business from our producers the whole time. And we worked with them to try to develop solutions when they couldn't find capacity. And that has really trickled into the current state where those producers appreciate what we've done and they continue to help us find new business and to give us a last look on our renewals. And so that is helpful. I think, you know, we will continue to look for getting adequate rate and sufficient terms and conditions that we'll understand what the claim will be if that claim happens. And so that's where we're focused on maintaining terms and conditions that we're comfortable with. So the market could continue to slide, which will pressure our book, but we're seeing a lot of opportunities around the country on individual accounts that we can take advantage of, and we'll continue to do that. It's a fight out there, but we're up for it.

Craig Kliethermes: Mark, this is Craig. I would just add one thing. Obviously, a lot of reinsurance renewals are 1/1 and depending on what happens in the reinsurance market could -- will have a big influence on how competitive the market gets.

Operator: The next question comes from Meyer Shields at KBW.

Meyer Shields: Sort of staying on the same topic, Jen, you mentioned, I think, 11% wind rate decrease in the third quarter. What was that in the second quarter? Is it something just like scale where we're trending?

Jen Klobnak: I think you said the wind rate decrease. It was 11% this quarter and 13% last quarter. It's 13% year-to-date. So you can see -- it just depends on what you're buying in a given quarter on your renewals.

Meyer Shields: Okay. Fair enough. When we look at the reinsurance costs for Hawaii hurricane, do they tend to follow pricing trajectory for Florida wind?

Jen Klobnak: I would say Hawaii hurricane isn't an emphasized risk by the reinsurers. I mean it is absolutely diversifying from Florida. The probabilities for that event to happen are lower given the geography of Hawaii, just where it's at. And so it's not a huge topic of conversation in the reinsurance renewals. It's very much lumped in and Florida is really the focus.

Craig Kliethermes: Meyer, I was just going to say hurricane is not a huge exposure for us just because the way that is sold out there, that's typically in a more cat -- they buy it -- they can buy it separately from the homeowners product. So there's a lot of cat-only players out there that will write the hurricane exposure in California -- in Hawaii, sorry.

Jen Klobnak: Yes. Note on that. I mean, only about 20% of our Hawaii book actually buys wind coverage from us. So it's a much smaller exposure for us relative to the entire Hawaii book.

Meyer Shields: Got it. That's very helpful. And just maybe a broader question. There seems to be a little bit of turmoil in the wholesale brokerage market because we've got, I guess, Howden looking to build the U.S. retail platform. Can you talk about what that means for RLI, like the threats and opportunities in that?

Jen Klobnak: Yes. So Meyer, our business model, as you know, is to partner with our producers to try to help them grow, help us grow, right? And so we do invest in our relationships, I'll say, at the underwriter's desk, which means we encourage our underwriters to physically meet with our producers. That's a line broker, a line underwriter meeting on a semi-regular basis in person. They tend to become friends or at least be well acquainted so that the relationship is strong at that level. And then we reinforce that relationship as it goes up the line. So that people like Craig and myself hang out with folks from the brokerage as well.

Any time there's expansion, there's a lot of turmoil. The wholesalers that are more mature here in this market, we'll be trying to hang on to their people, but it's a very fluid market with people moving around all the time, and it feels like they're moving around a lot right now. Obviously, Howden is driving some of that. So we're happy to do business with any wholesaler that we think has a profitable book of business that we can work together on. We also want to protect our relationships that we've had. I mean we're committed to people who have grown with us over the decades. And so it's kind of a mixed bag there. But that's part of what we do is to just invest in relationships that we think will make sense for us and for them.

Operator: The next question comes from Jamie Inglis from Philo Smith.

Jamie Inglis: I wanted to follow up on Mark's question about the expense ratio and acquisition costs specifically. It seems as though acquisition costs are rising. Is that a retail phenomenon, wholesale phenomena, a product line, geography? What do you think is behind that?

Todd Bryant: There's a number of things really. I mean I think there -- if you think of some of the smaller risks that we write, you think in terms of transactional surety, really from a premium standpoint, personal umbrella, there's pressure there certainly. That has been happening and it hasn't changed. And really, if you're trying to look at it on a segment basis, as we grow that umbrella book, which is a great book for us, it comes at a slightly higher commission rate than the rest of the Casualty segment. Now we do push back from that standpoint to our underwriters do so we're always looking to find that right balance. But the other thing on the acquisition, when you pull it all together and think in terms of what we've talked about investments in the technology, investments in the people, our underwriters. Really, that's all part of the total piece of what it takes to put things together. So those are all moving up a bit.

Jamie Inglis: Got it. Got it. I wonder if you could touch on the Surety business generally and the competitive environment. I mean you guys have had great results forever. And as you pointed out, there are others that are -- that see that as easy and are coming into the market. How does -- at the end of the day, RLI maintain its sort of competitive advantage in the market?

Jen Klobnak: Yes. So our surety book is made up of a few subsegments, I'll say. So if you start with the transactional surety, which is the smallest accounts, one of the moats around our business is really our technology and our servicing of our producers. And we've spent a lot of time, effort and dollars in connecting with our producers to understand how to make this the easiest business to do. We should be the easiest provider. And so we're rolling out something in the fourth quarter to again, up our game in that respect. And so it's a continuous effort to understand how to get that business in as easy as possible.

I think from the account level side, which is both contract and commercial, some of our competitive advantage is really our people. We have some very dynamic experienced folks who are focused on servicing the business. So they are extremely available to their producers. They are willing to listen to the story and try to come up with a solution. They meet with principals and brokers all the time. They welcome training people, new brokers up just to help perpetuate that next generation to help that agency. So there's a number of things that we focus on around service, I would say, in the account space, that's really our competitive advantage. We're not the biggest surety. We don't have the biggest capacity. And so we can't compete necessarily on that. And so we have to find other ways to differentiate ourselves in that market.

Craig Kliethermes: Jamie, I would just add more broadly than just surety. I mean, I think our people are problem solvers, the type of people that we hire as owners, you're trying to solve problems to try to make your business better. I mean the comment -- the most common comment I get from producers when I meet with them is the adjectives they define our underwriters and the people they deal with are authentic and genuine people that they'll tell them if they can -- they will do everything they can to try to solve the problem. But if they can't, they won't waste their time by saying maybe and then tell them 3 weeks later, no. And we think -- so when we say relationships, that's what we mean when we say deep relationships with people. At the end of the day, these producers like doing business with people they like and they tend to like our people. And that's a huge competitive advantage for us, we believe.

Todd Bryant: The one other thing that I probably should have added earlier, but when you think about the discussion and the question gets asked of where is it going? Where is that acquisition rate going? That's a fair question. But the concept behind a lot of this, whether it's relationships that Craig and Jen mentioned or the technology investments or in our people, the idea there is that will all translate into more premium, more business. So we would leverage all this investment. So that's where it gets a little challenging to say where is it headed? Well, it's all designed to increase top line and revenue. So that's a big part of everything we're doing there, too.

Jen Klobnak: I would just say it's for profitable premium, Todd, but that's...

Todd Bryant: Fair point.

Jamie Inglis: Right. Great. I appreciate it because it's also the trade-off with acquisition expenses versus loss ratio, which matters as well.

Operator: [Operator Instructions] The next question is from Andrew Andersen from Jefferies.

Andrew Andersen: Looking at the casualty underlying loss ratio in the quarter, about 65.5%, a little bit better than first half '25 results. Can you maybe just talk about some of the drivers there? Was that just mix shift? And do you view that as kind of a good run rate into the rest of the year?

Todd Bryant: Yes. This is Todd. As you look and compare to last year, I think I mentioned it in my opener, a lot of it had influence on the current accident year last year where we added to wheels-based exposures. You do have a little bit of a benefit this year. When we look at the current accident year, the actuaries do, if they make any changes, they're going to look all the way back to the beginning of the year. We had a little bit of benefit of some of the property coverage in that package business, but that's pretty small that has a minor influence on the current accident year loss ratio. So it's really more of a story of last year and the adverse that we added on wheels-based coverages.

Andrew Andersen: Got you. And maybe sticking with the transportation. I think to end '24, you were growing quite a bit in this line. And then the second quarter, you've started to cut some exposures and continuing into the third quarter. Kind of where are we in the -- I don't know if it's a re-underwriting of this book or maybe just being diligent around rate and exposure units?

Jen Klobnak: Yes. This is Jen. I would say it is more about being diligent, but the other factor is that some of those larger accounts that we wrote last year have canceled mid-term. Those are high 6 to 7-digit accounts where budgets are tight for transportation companies. And so they shop their business and if they found a cheaper quote, sometimes they would move their policy so we've had some cancellations. That's been a bigger factor for us this year. But I'd say we're constantly looking at risk selection because you can't address the severity entirely with rate and so we recognize that the real key to our operation is that loss control unit that's evaluating, is this a safe account? And are they doing the right things to do whatever they can to make as few accidents and safe practices as possible. So that feedback loop there is the most important thing in our book.

Operator: [Operator Instructions] We have no further questions. So I'll hand the call back to the team for any closing comments.

Craig Kliethermes:  Thank you all for your interest in our company and your questions today. At RLI we have a strong balance sheet with very diversified product and investment portfolios. This offers security to our customers, flexibility and opportunity to our product managers, and consistent profitability and growth in book value to our shareholders.

It isn’t easy being different and having the fortitude to do the right thing when the discipline escapes others.   But we are different at RLI.  We will continue to make the decisions that are in the long-term best interests of our customers and our shareholders that allow us agility to respond in challenging and opportunistic markets.   If our unique culture and vision resonates with you, we are a great home for owners who share our values.   Being different is what we do best, and being different has delivered again for all of our key stakeholders.

In close, I want to thank our employee-owners for their hard work again delivering the difference that works.

See you all next quarter.

Operator: Ladies and gentlemen, if you wish to access the replay for this call, you may do so on the RLI home page at www.rlicorp.com. This concludes our conference for today. Thank you all for participating and have a nice day. All parties may now disconnect.

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